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                                  EXHIBIT 10.20



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                           MERGER SEVERANCE AGREEMENT

         THIS MERGER SEVERANCE AGREEMENT (this "Agreement") is made as of this 1st day of September, 1997, between PROMUS HOTEL CORPORATION (the "Company") and James T. Harvey (the "Executive").

                                    RECITALS

         WHEREAS, the Company considers it essential to the best interest of its stockholders to foster the continuous employment of key management personnel, and believes that the possibility of a reorganization event of the Company and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

         WHEREAS, the Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a reorganization event of the Company;

         NOW, THEREFORE, in consideration of the mutual premises set forth below and for other good and valuable consideration, in order to induce the Executive to remain in the employ of the Company, the Company agrees that the Executive shall receive the severance benefits set forth in this agreement (this "Agreement") in the event his employment with the Company terminates subsequent to a "Reorganization Event" of the Company under the circumstances described below.

                                    AGREEMENT

1. DEFINITIONS

         The following terms used in this Agreement shall have the meanings given below:

         (a) "Annual Base Salary" shall mean the Executive's gross annual salary before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, incentive compensation, employee benefits or any other non-salary form of compensation (determined without regard to any reduction in Annual Base Salary that results in "Good Reason" termination).

         (b) "Board" shall mean the Board of Directors of the Company.

         (C) "Bonus Amount" shall mean the greater of (i) the dollar amount of the annual bonus that would be payable to the Executive under the Company's annual bonus plan applicable to the Executive, assuming payment at the target level for the Executive's then current salary grade level for the then-current full fiscal year (determined without regard to any reduction in target bonus percentage that results in "Good Reason" termination), or (ii) the dollar amount of



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the bonus paid or payable to the Executive under the Company's annual bonus plan for the most recently completed fiscal year under such plan. Notwithstanding the foregoing, if the Executive is a participant in the Company's Development Bonus Plan (or any successor plan), the "Bonus Amount" shall mean the greater of (i) the dollar amount of the annual bonus that would be payable at the Executive's then current grade level under the Company's Annual Management Bonus Plan (as opposed to the Development Bonus Plan), or (ii) the dollar amount of the bonus actually paid to the Executive during the most recently completed fiscal year under the Company's Development Bonus Plan, subject to a maximum amount equal to the target bonus under the Company's Annual Management Bonus Plan at the Executive's salary grade level for such plan year.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e) "Company" shall mean Promus Hotel Corporation, or any successor corporation that assumes this Agreement under Section 14 hereof or otherwise becomes bound by this Agreement.

         (f) "Covered Termination" shall have the meaning given in Section 3 hereof.

         (g) "Date of Termination" shall mean the effective date of the Executive's Covered Termination pursuant to Section 3 hereof.

         (h) "Disability" shall mean the absence of the Executive from the full-time performance of his duties with the Company for six consecutive months as a result of incapacity due to physical or mental illness, provided the Company has given 30-day advance written notice to the Executive and he has not returned to the full-time performance of his duties.

         (i) "Reorganization Event" shall mean the occurrence of any of the following after the date hereof.

               (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the Company's then outstanding voting securities carrying the right to vote in elections of persons to the Board, regardless of comparative voting power of such voting securities, and regardless of whether or not the Board shall have approved such Reorganization Event; or

              (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board (the "Incumbent Board") and any other new director (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clauses (i) or (iii) of this subsection) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the


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period or whose election or nomination for election was previously so approved
(each such new director being considered a member of the "Incumbent Board"), cease for any reason to constitute a majority thereof; or

              (iii) the holders of securities of the Company entitled to vote thereon approve of the following:

              (A) a merger or consolidation of the Company with any other corporation regardless of which entity is the surviving company, other than a merger or consolidation which would result in the voting securities of the Company carrying the right to vote in elections of persons to the board outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66 2/3% of the Company's then-outstanding voting securities carrying the right to vote in elections of persons to the board or such securities of such surviving entity outstanding immediately after such merger or consolidation, or

              (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         Notwithstanding the definition of "Reorganization Event" of the Company as set forth in this Agreement, the Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Reorganization Event of the Company has occurred, and the date of the occurrence of such Reorganization Event and any incidental matters relating thereto, with respect to a transaction or series of transactions which have resulted or will result in a substantial portion of the assets or business of the Company (as determined immediately prior to the transaction or series of transactions by the Board in its sole discretion which determination shall be final and conclusive) being held by a corporation at least 66 2/3% of whose voting securities are held, immediately following such transaction or series of transactions, by holders of the voting securities of the Company (determined immediately prior to such transaction or series of transactions). The Board may exercise such discretionary authority without regard to whether one or more of the transactions in such series of transactions would otherwise constitute a Reorganization Event of the Company under the definition set forth in this Agreement. It is hereby understood and agreed that the consummation of the business combination contemplated by the Agreement and Plan of Merger dated as of September 1, 1997 among Doubletree Corporation, the Company and Parent Holding Corp. shall constitute a Reorganization Event for purposes of this Agreement.

2. TERM OF AGREEMENT

         This Agreement shall commence on the date first written above and shall continue in effect though December 31, 1998; provided, however, that commencing on January 1, 1999 and each January I thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further, that the incumbent Board may terminate this agreement at any time prior to the consummation of the


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business combination contemplated by the above referenced Agreement and Plan of Merger (the "Merger") if the Board finds that the consummation of the Merger is no longer viable or in the best interest of the Company. Notwithstanding the foregoing, no notice of non-renewal given by the Board shall be effective with respect to a particular Reorganization Event if given after the occurrence of the following events: (i) the Company enters into an agreement or letter of intent, the consummation of which would result in such Reorganization Event, (ii) any "person" makes a public announcement of its intention to take or consider taking actions that would result in such Reorganization Event, or (iii) any "person" (as defined above) initiates a tender offer which, if consummated, would result in such Reorganization Event (it being understood that this sentence shall not apply with respect to any unrelated Reorganization Event). If a Reorganization Event of the Company shall have occurred during the original or extended term of this Agreement, the term of this Agreement shall continue in force and effect until the satisfaction of all of the Company's obligations to the Executive as provided hereunder.

3. COVERED TERMINATION

         (a) General. The Executive shall be treated as having incurred a "Covered Termination" hereunder if his employment is terminated by the Company other than for cause or if the Executive gives notice of termination for Good Reason (as described below) within a period of two (2) years following the consummation of a Reorganization Event of the Company. The Executive shall not be treated as having incurred a Covered Termination if his employment is terminated as a result of death or Disability.

         (b) Termination for Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination as a result of-

             (i) the Executive engaging in willful gross neglect of his duties with the Company, or the Executive's fraud or dishonesty in connection with his performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

             (ii) the Executive's conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.

         The Date of Termination for a termination for Cause shall be the date specified by the Company.

         (c) Termination for Good Reason. For purposes hereof, the Executive may terminate his employment for "Good Reason" as a result of-

             (i) a material adverse change in the Executive's position or title as in effect at the time of the Reorganization Event of the Company;


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              (ii) a substantial reduction in the Executive's overall level of authority and responsibility with the Company as in effect at the time of the Reorganization Event of the Company;

              (iii) any reduction in the Executive's Annual Base Salary as in effect at the time of the Reorganization Event of the Company;

               (iv) any reduction in the Executive's target or maximum bonus percentage under the Company's annual bonus plan from the percentage in effect at the time of the Reorganization Event of the Company;

               (v) a relocation by more than 50 miles from the Executive's principal place of business at the time of the Reorganization Event of the Company, or the Company's requiring the Executive to locate anywhere that is more than 50 miles from the Executive's principal place of business at the time of the Reorganization Event; or

               (vi) a notice of termination given by the Executive for any reason (including, without limitation, retirement) during the thirty (30) day period immediately following the first (1st) anniversary of the consummation of the Reorganization Event of the Company.

         Notwithstanding the foregoing, the Executive shall not be entitled to terminate his employment for Good Reason under items (i), (ii), (iii) or (iv) above solely on the basis of his assignment to a new position with the Company or its successor (which may otherwise constitute a Good Reason under one or more of such items) if the Executive has accepted such assignment in writing. Any such acceptance shall not waive the Executive's rights as to any other or any future Good Reason events.

         The Executive shall provide the Company with 30-day advance written notice of a termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination. Such notice may be given at any time following the occurrence of the events that provide the basis for the termination during the two (2) year period following the Reorganization Event of the Company; provided, however, that (a) where a termination for Good Reason is on account of relocation, as provided in item (v) above, such notice shall be provided within one (1) year of the effective date of such relocation (but not later than the expiration of the 2-year period above) and (b) where a termination for Good Reason is claimed under item (vi) above, such notice shall be provided within the thirty (30) day period referred to therein. If within the thirty (30) day period, the Company takes actions reasonably satisfactory to the Executive to remedy the basis for the Good Reason termination, such notice of termination shall be considered null and void; provided, however that the Company shall not have the right to remedy a Good Reason termination occurring on the basis of a relocation as described in item
(v) above or on the basis of the termination notice described in item (vi) above. The Date of Termination for a termination for Good Reason shall be the expiration of the 30-day notice period provided for above.


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4. SEVERANCE PAYMENT

         The amount of the severance payment to be paid to the Executive upon Covered Termination shall be the amount determined by multiplying 3.00 times the sum of:

         (a) the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination; plus,

         (b) the Executive's Bonus Amount applicable for the fiscal year in which the Date of Termination occurs; plus,

         (c) a benefit allowance of 25% of the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination.

5. OTHER SEVERANCE BENEFITS

         In addition to the severance payment provided under Section 4 hereof, the Executive shall be entitled to the following benefits and other rights in the event of the his Covered Termination:

         (a) Accrued Rights. The Executive shall be entitled to the following payments and benefits in respect of accrued compensation rights upon a Covered Termination, in addition to other rights provided under this Agreement:

             (i) payment of any accrued but unpaid Annual Base Salary through the Date of Termination and payment of any annual bonus (for any completed fiscal year) that is awarded subsequent to the Date of Termination by the Company in its sole discretion under the terms of the annual bonus plan then in effect.

             (ii) payment of a pro-rata portion of the Bonus Amount for the fiscal year of the Company in which the Covered Termination occurs, based on the number of days of such year prior to the Date of Termination;

             (iii) all benefits and rights accrued under the employee benefit plans, fringe benefits programs and payroll practices of the Company in accordance with their terms (including, without limitations, employee pension, employee welfare, incentive bonus, stock incentive plans, and any accrued vacation or sick pay time); and

             (iv) a payment equal to the forfeited portion of the Executive's account balance under the Company's tax qualified deferred compensation plan as a result of failure to satisfy vesting requirements due to a Covered Termination.

         (b) Outplacement Services. Upon the occurrence of a Covered Termination, the Executive shall be provided, at the Company's sole expense, with professional outplacement services consistent with the Executive's duties or profession and of a type and level customary for persons in his position, as selected by the Company, subject to reasonable limitations


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established by the Company on a uniform basis for similarly situated executives as to duration and dollar amounts.

6. EXCISE TAX REIMBURSEMENT

         In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following the Covered Termination in connection with, or arising out of, the Executive's employment with the Company or a Reorganization Event of the Company (a "Payment") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to the Executive at the time specified in Section 7 hereof, an additional amount (the "Gross Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal (and state and local) income tax, employment tax, and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

               (a) any payments or benefits received or to be received by the Executive in connection with a Reorganization Event of the Company or his termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Reorganization Event of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

               (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the


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portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

7. METHOD OF PAYMENT

         The payments provided for in Sections 4, 5 and 6 hereof shall be made in a cash lump-sum payment, net of any required tax withholding, upon the later of (i) the fifth (5th) business day following the Date of Termination or (ii) the expiration of the seven (7) day revocation period applicable under the release of claims referred to in Section 10 hereof, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments. Any payment required under Sections 4, 5 or 6 or any other provision of this Agreement that is not made in a timely manner shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under
Section 1274(d) of the Code for the month in which the payment is required to be made. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company payable on the fifth day after demand by the Company with interest at the rate provided under Section 1274(d) of the Code until paid.

8. RELOCATION EXPENSES

         The Executive shall be entitled to a reimbursement payment from the Company equal to his reasonable moving expenses (determined in accordance with Company's relocation policy) incurred in connection with the Executive's written acceptance of a position with the Company requiring his relocation to a metropolitan area, other than the metropolitan area where his office is located at the time of the Reorganization Event of the Company. The Company shall pay the Executive an additional payment in an amount such that the net amount retained by the Executive after deduction for any federal, state, and local income tax, employment tax and any excise tax on the reimbursement payment shall equal the amount of the reimbursement payment. If the employment of the Executive is terminated for Good Reason on the basis of his relocation under
Section 3 hereof, the payment to which the Executive is entitled to under
Section 4 hereof will be reduced by 25% of the relocation payment, including tax reimbursement, that the Executive received from the Company under this
Section 8.


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9. NO MITIGATION OR OFFSET

         The Executive shall not be required to mitigate the amount of any severance payment or benefit provided under this Agreement by seeking other employment or otherwise. The amount of any payment or benefit to which the Executive becomes entitled hereunder shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, nor by offset against any amount claimed to be owed to the Company by reason of a claimed breach by the Executive of his obligations under Sections I or 12 hereof or otherwise (except that offset shall apply as specifically provided in Section 8 hereof concerning relocation expenses and
Section 21 hereof concerning other severance payments).

10. RELEASE OF CLAIMS

         As conditions of Executive's entitlement to the severance payments and benefits provided by this Agreement, the Executive shall be required to execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

11. RESTRICTION ON CONDUCT OF EXECUTIVE

         (a) General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 11 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 11 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 11.

         (b) Definitions. The following capitalized terms used in this Section 11 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

         "Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how", customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Delaware.



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         "Determination Date" means the date of termination of the Executive's employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

         "Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

         "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

         "Protected Employees" means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Determination Date.

         "Restricted Period" means the period of the Executive's employment with the Company plus a period extending two (2) years from the date of termination of employment.

         "Restrictive Covenants" means the restrictive covenants contained in
Section II (c) hereof

              (c) Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal' statutory or common law regarding trade secrets and unfair trade practices.

                  (ii) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company. I

                  (iii) Noninterference with Company Opportunities. The Executive understands and agrees that all hotel development opportunities with which the is involved during his employment with the Company constitute valuable assets of the Company and its affiliated



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entities, and may not be converted to Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of any such hotel development opportunities.

         (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (ii) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.

         (e) Enforcement of the Restrictive Covenants.

             (i) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

             (ii) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

12. COOPERATION IN FUTURE MATTERS

         The Executive hereby agrees that, for a period of three (3) years following his Date of Termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing



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information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

13. INDEMNIFICATION

         (a) Following the Date of Termination, the Company agrees that it will, indemnify and hold harmless the Executive, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Date of Termination, whether asserted or claimed prior to, at or after the Date of Termination, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify the Executive (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification).

         (b) For a period of six years after the Date of Termination, the Company shall maintain (to the extent available in the market) in effect a director's and officer's liability insurance policy covering with coverage in amount and scope at least as favorable as the Company's existing coverage on the Date of Termination; provided that in no event shall the Company be required to expend in the aggregate in excess of 200% of the annual premium paid by the Company for such coverage as of the Date of Termination; and if such premium would at any time exceed 200% of the such amount, then the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

         (c) The provisions of this Section 13 are intended to be an addition to the rights otherwise available to the Executive by law, charter, statute, bylaw or separate agreement between the Company and the Executive. The Company shall continue to honor any indemnification agreement between the Company and the Executive entered into prior to the Date of Termination in accordance with the terms thereof.

14. SUCCESSORS, BINDING AGREEMENT

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or



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assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he terminated his employment for Good Reason following a Reorganization Event of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

             (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amount remains payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

15. NOTICE

         Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

         Notice to the Company shall be addressed to:

             Promus Hotel Corporation
             755 Crossover Lane
             Memphis, Tennessee 38117
             Attention: General Counsel

         Notice to the Executive shall be addressed to him at the business address of the Company where the Executive is employed, with a copy to him at his home address as follows:

         All such notices shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.

16. MISCELLANEOUS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a



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waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17. COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. ARBITRATION

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

19. PAYMENT OF LEGAL FEES

         The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any arbitration (or other proceeding whether or not instituted by the Company or the Executive), relating to the interpretation or enforcement of any provision of this Agreement (including any action seeking to obtain or enforce any right or benefit provided by this Agreement) or in connection with any tax audit or proceeding relating to the application of Section 4999 of the Code to any payment or benefit provided by the Company.

20. NO RESTRICTIONS ON EMPLOYMENT RIGHTS

         Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time for any reason whatsoever, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement shall restrict the right of the Executive to terminate his employment with the Company at any time for any reason whatsoever, with or without Good Reason.

21. OTHER SEVERANCE AGREEMENTS

         This Agreement is not intended to, and shall not, in any way supersede, amend or affect the Executive's Severance Agreement, dated as of June 30, 1995 with the Company (the "Existing Severance Agreement"), as the Existing Severance Agreement is being amended concurrently herewith. However, in no event shall the Executive receive payments or other benefits under both the Existing Severance Agreement and this Agreement. In the event that the Executive becomes entitled to receive severance payment or other benefits under both the

Existing Severance Agreement and under this Agreement, the Executive may elect which agreement shall apply for all purposes, including payments and benefits (but, e.g., may not elect one particular benefit under one agreement and another benefit under the other agreement) by filing a written election with the Company at any time before the Executive receives his first severance payment under either of such agreements.

22. HOSTILE TRANSACTION PROVISION

         (a) Notwithstanding anything elsewhere in this Agreement to the contrary, in the event of consummation of a "Hostile Transaction" (as defined below), the definition of "Good Reason" set forth in Section 3(c) hereof shall be substituted with the following definition, which shall apply for all purposes of this Agreement:

         Termination for Good Reason. For purposes hereof, the Executive may terminate his employment for "Good Reason" as a result of:

                 (i) any adverse change in the Executive's position or title as in effect at the time of the Reorganization Event of the Company, or the assignment to the Executive of duties inconsistent with such position or title;

                 (ii) any reduction in the Executive's overall level of authority and responsibility with the Company as in effect at the time of the Reorganization Event of the Company;

                 (iii) any reduction in the Executive's Annual Base Salary as in effect at the time of the Reorganization Event of the Company;

                 (iv) any reduction in the Executive's target or maximum bonus percentage under the Company's annual bonus plan from the percentage in effect at the time of the Reorganization Event of the Company;

                 (v) a relocation by more than 50 miles of the Executive's principal place of business at the time of the Reorganization Event of the Company, or the Company's requiring the Executive to locate anywhere that is more than 50 miles from the Executive's principal place of business at the time of the Reorganization Event;

                 (vi) the failure by the Company to continue in effect any compensation plan in which the Executive is participating immediately prior to the Reorganization Event of the Company which is material to his total compensation, including but not limited to, the bonus plans, deferred compensation plans, equity incentive plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, as existed immediately prior to the Reorganization Event of the Company;

                   (vii) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings and retirement plan, life insurance, medical, health and accident, or disability plans in which he was participating at the time of the Reorganization Event of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Reorganization Event of the Company, or the failure by the Company to provide the Executive with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Reorganization Event of the Company;

                   (viii) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 hereof; or

                   (ix) a termination by the Executive for any reason (including, without limitation, retirement) during the thirty (30) day period immediately following the first (1st) anniversary of the consummation of the Reorganization Event of the Company.

         The Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (b) In the event of consummation of a Hostile Transaction, the provisions of Section 11 hereof and Section 12 hereof shall not be applicable to the Executive.

         (c) For purposes, hereof, a "Hostile Transaction" shall be any Reorganization Event which has, at any time prior to the consummation thereof, been designated by a resolution of the Board as potentially having an impact on the Executive and other of the Company's executives, such that it would be appropriate for the Executive (and such other executives) to be provided with the additional protection afforded by the foregoing definition of "Good Reason."

         IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.


                                   PROMUS HOTEL CORPORATION

                                   /s/ Ralph B. Lake
                                   ---------------------------
                                   Name:  Ralph B. Lake
                                   Title: Senior Vice President


                                   EXECUTIVE

                                   /s/ James T. Harvey
                                   ---------------------------
                                   Name: James T. Harvey

                                    EXHIBIT A

                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE

         This RELEASE OF CLAIMS AND COVENANT NOT TO SUE (this "Agreement") is executed and delivered by James T. Harvey (the "Executive") to Promus Hotel Corporation (the "Company").

         In consideration of the agreement by the Company to enter into the Severance Agreement between the Executive and the Company dated September 1, 1997 (the "Severance Agreement"), the Executive hereby agrees as follows:

         Section 1. Release and Covenant. Executive, of his own free will, voluntarily releases and forever discharges the Company, its subsidiaries, affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against the Company upon or by reason of any matter arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with the Company. This release shall not, however, constitute a waiver of any of the Executive's rights upon termination of employment under
(i) the Severance Agreement, (ii) any indemnification agreement referred to in
Section 13 of the Severance Agreement, or (iii) the terms of any employee benefit plan of the Company in which the Executive is participating.

         Section 2. Due Care. Executive acknowledges that he has received a copy of this Agreement prior to its execution and has been advised hereby of his opportunity to review and consider this Agreement for twenty-one (21) days prior to its execution. Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Agreement. Executive enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. This Agreement shall be revocable by Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, Executive shall not be entitled to the consideration for this Agreement set forth above.

         Section 3. Reliance by Executive. Executive acknowledges that, in his decision to enter into this Agreement, he has not relied on any representations, promises or arrangement of any kind, including oral statements by representatives of the Company, except as set forth in this Agreement.

          This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by Executive and delivered to the Company on.



                                   EXECUTIVE:


                                   ---------------------------
                                   Name: James T. Harvey


                [NOT TO BE SIGNED AS PART OF SEVERANCE AGREEMENT]